Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1(File No. 333-179941) of Prosper Funding LLC of our report dated March 5, 2012 on the balance sheet of Prosper Funding LLC.

We also consent to the incorporation by reference in the Prospectus of our report dated March 29, 2012, except for Notes 1, 2 and 3 as to which the date is May 14, 2012, with respect to the financial statements of Prosper Marketplace, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & Co. LLP

San Francisco, California
September 30, 2012